Engex, Inc.  811-1639
Response to Item 77 C of Form N-SAR for the period ended September 30, 2000.

At the Annual Meeting of Shareholders held January 18, 2000, the following matters were presented to shareholders:

1. The election of Messrs. J. Morton Davis, Judah Feinerman, Jerome Fisch, Dov Perlysky and Leonard Toboroff as directors of the Fund; and

2. The ratification of the selection of Grant Thorton LLP as independent public accountants for the Fund for the fiscal year ending September 30, 2000.

          Each nominee for director was elected by the following vote:


     Name                     Voted              For              Withheld
     ----                     -----              ---              --------

J. Morton Davis              899,610           895,120              4,490

Judah Feinerman              899,610           894,508              5,102

Jerome Fisch                 899,610           895,120              4,490

Dov Perlysky                 899,610           894,405              5,205

Leonard Toboroff             899,610           894,813              4,797


     With respect to Item 2, out of 899,610 votes cast, 895,424 voted in favor, 3,267 voted against and 919 abstained.